EXHIBIT 99.1
TVA Names Bill McCollum Chief Operating Officer
     TVA today announced the appointment of William R. (Bill) McCollum Jr., who has more than 30 years of experience in the energy services industry, as chief operating officer of TVA, effective May 1.
     McCollum will be responsible for directing TVA’s core operational businesses—the Fossil Power Group, TVA Nuclear and River System Operations. He will report to TVA President and CEO Tom Kilgore and will be based in Chattanooga.
     McCollum comes to TVA from Duke Energy Corp., where he has held a variety of positions in engineering, nuclear and fossil operations, safety and project management. He has served as vice president of Catawba and Oconee nuclear stations and has managed nuclear support functions for all three nuclear plants at Duke, including nuclear fuels management, nuclear supply chain services, regulatory/self-assessment functions, and engineering and scientific services.
     He currently is the group executive and chief regulated generation officer at Duke Energy, with responsibility for 14 fossil plants in four states, seven gas fired plants and 32 hydroelectric plants. The plants have a combined capacity of 22,000 megawatts.
     “We are fortunate to have an individual with Bill’s background and extensive utility experience join TVA,” Kilgore said. “He has more than three decades of experience in the operation of nuclear, fossil and hydroelectric plants.”
     A native of Rossville, Ga., McCollum graduated from the Georgia Institute of Technology with a Bachelor of Electrical Engineering degree and a Master of Science degree in nuclear engineering. He also received a Master of Business Administration degree from the University of North Carolina at Charlotte.
     McCollum is a registered professional engineer in North Carolina and South Carolina. He has held a Nuclear Regulatory Commission-issued senior reactor operator license for Catawba Nuclear Station.
     Since September 2006, William “Skip” Orser has been serving as interim chief operating officer for TVA. “Skip has done an excellent job providing the day-to-day oversight necessary to achieve TVA’s business objectives, and I appreciate his willingness to serve TVA in this key role,” Kilgore said.
     TVA is the nation’s largest public power provider and is completely self financing. TVA provides power to large industries and 158 power distributors that serve approximately 8.7 million consumers in seven southeastern states. TVA also manages the Tennessee River and its tributaries to provide multiple benefits, including flood damage reduction, navigation, water quality and recreation.
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Media Contact:	TVA News Bureau, Knoxville, (865) 632-6000 www.tva.com/newsroom
(Distributed: March 12, 2007)